Filed Pursuant to Rule 433

Registration No. 333-253385

December 5, 2023

FREE WRITING PROSPECTUS

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Equity Index Underlying Supplement dated February 23, 2021)

Linked to the S&P 500® Index (the “Reference Asset”)

►	Callable at the principal amount plus the Call Premium of 7.00% on December 18, 2024 if the Official Closing Level of the Reference Asset is at or above the Call Threshold

►	If the Notes are not automatically called:

•	the Minimum Coupon of 2.80% payable on December 23, 2024; and

•	at maturity

-	1.00x uncapped exposure if the Reference Return is positive;

-	Contingent repayment of principal if the Reference Return is less than zero but greater than or equal to the Buffer Percentage of -10.00%; or

-	Protection from the first 10.00% of any losses if the Reference Return is less than -10.00%, with 1.00x exposure to each 1% decline beyond 10.00%, and in such a case, you will some or a significant portion of your principal amount.

►	Approximate 2 year maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Participation Notes with Minimum Coupon (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $860.00 and $960.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per Note
Term	Approximate 2 year maturity
Reference Asset	The S&P 500® Index (Ticker: SPX)
Call Feature	The Notes will be automatically called if the Official Closing Level of the Reference Asset is at or above the Call Threshold on December 18, 2024 (the “Coupon Payment Date”). In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium.
Call Threshold	100.00% of the Initial Value
Call Premium	7.00%
Minimum Coupon	2.80% payable on the Coupon Payment Date if the Notes are not automatically called.
Upside Participation Rate	100.00% (1.00x) exposure to any positive Reference Return of the Reference Asset
Maximum Cap	None.
Buffer Percentage	-10.00%
Reference Return	Final Value – Initial Value Initial Value
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■  If the Reference Return is greater than or equal to zero:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

■  If the Reference Return is less than zero but greater than or equal to the Buffer Percentage:

$1,000 (a zero return)

■  If the Reference Return is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 10.00%)].

For example, if the Reference Return is -40.00%, you will suffer a 30.00% loss and receive 70.00% of the Principal Amount, subject to the credit risk of HSBC USA Inc. You should be aware that if the Reference Return is less than the Buffer Percentage, you will lose some or a significant amount of your original investment.

Initial Value	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Value	The Official Closing Level of the Reference Asset on the Final Valuation Date.
Pricing Date	December 18, 2023
Trade Date	December 18, 2023
Original Issue Date	December 21, 2023
Final Valuation Date(2)	December 17, 2025
Maturity Date(2)	December 22, 2025
CUSIP/ISIN	40447ATF1/US40447ATF11

The Notes

These Autocallable Participation Notes with Minimum Coupon may be suitable for investors who believe that the Reference Asset will increase over the term of the Notes. So long as the Reference Return is greater than -10.00%, the Notes will outperform the Reference Return.

If the Official Closing Level of the Reference Asset is at or above the Call Threshold on the Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100.00% of the Principal Amount, together with the Call Premium on the Coupon Payment Date.

If the Notes are not automatically called, you will receive the Minimum Coupon of 2.80% on the Coupon Payment Date.

At maturity:

•	if the Reference Return is positive, you will realize a return equal to 100.00% (1.00x) of the appreciation of the Reference Asset;
•	if the Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage of -10.00%, you will receive a Payment at Maturity equal to 100% of the Principal Amount; or
•	if the Reference Return is less than the Buffer Percentage, you will receive protection the first 10.00% of any losses, with 1.00x exposure to each 1% decline that the Reference Return is less than the Buffer Percentage . Under these circumstances you will lose some or a significant portion of the Principal Amount at maturity. You should be aware that if the Reference Return is less than the Buffer Percentage, you will lose some or a significant amount of your original investment.

(1)As more fully described on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Payoff Example

The table at right assumes the Notes have not been called and the hypothetical payout profile of an investment in the Notes reflecting the Upside Participation Rate of 100.00% (1.00x), reflecting the Buffer Percentage of -10.00% and reflecting the Minimum Coupon of 2.80%

If the Official Closing Level of the Reference Asset is at or above the Call Threshold on the Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the Call Premium of 7.00%.

Information about the Reference Asset

The S&P 500® Index (“SPX”) is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

The graph above illustrates the daily performance of the Reference Asset from November 28, 2013 through November 28, 2023. The closing values in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “Description of the Reference Asset” beginning on page FWP-15 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc.

Autocallable Participation Notes with Minimum Coupon

Linked to the S&P 500® Index

This document relates to a single offering of Autocallable Participation Notes with Minimum Coupon. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Index (Ticker: SPX)
Trade Date:	December 18, 2023
Pricing Date:	December 18, 2023
Original Issue Date:	December 21, 2023
Final Valuation Date:	December 17, 2025, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be December 22, 2025. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of the Reference Asset is at or above the Call Threshold on the Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium on the Coupon Payment Date.
Call Observation Date, Coupon Payment Date, Call Premium and Call Threshold:	Call Observation Date	Coupon Payment Date	Call Premium	Call Threshold
	December 18, 2024	December 23, 2024	7.00%	100.00%

The Call Observation Date and Coupon Payment Date are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Minimum Coupon:	If the Notes are not automatically called on the Call Observation Date, we will pay you a premium of 2.80% on the Coupon Payment Date.
Upside Participation Rate:	100.00% (1.00x)
Maximum Cap:	None
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■  If the Reference Return is greater than or equal to zero:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

■  If the Reference Return is less than zero but greater than or equal to the Buffer Percentage:
$1,000 per $1,000 Principal Amount (zero return).

■  If the Reference Return is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return + 10.00%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return is below the Buffer Percentage. For example, if the Reference Return is -40.00%, you will suffer a 30.00% loss and receive 70.00% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than the Buffer Percentage, you will lose some or a significant amount of your original investment.

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Buffer Percentage:	-10.00%
Initial Value:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Value:	The Official Closing Level of the Reference Asset on the Final Valuation Date.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
CUSIP/ISIN:	40447ATF1/US40447ATF11
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the Equity Index Underlying Supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of the Reference Asset is at or above the Call Threshold on the Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium on the Coupon Payment Date.

Call Premium

If the Notes are automatically called on the Call Observation Date, we will pay the Call Premium on the Coupon Payment Date, which will be 7.00% (or $70.00 for each $1,000 Principal Amount). For information regarding the record dates applicable to the Call Premiums payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement.

Minimum Coupon

If the notes are not automatically called on the Call Observation Date, will pay the Minimum Coupon on the Coupon Payment Date, which will be 2.80% (or $28.00 for each $1,000 Principal Amount). For information regarding the record dates applicable to the Minimum Coupon payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement.

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is less than zero but greater than or equal to the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 10.00%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return is below the Buffer Percentage. For example, if the Reference Return is -40.00%, you will suffer a 30.00% loss and receive 70.00% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than the Buffer Percentage, you will lose some or a significant amount of your original investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

The reference sponsor of the SPX is S&P Dow Jones Indices LLC, a division of S&P Global.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

►     You seek (i) a Call Premium based on the performance of the Reference Asset, that will be payable if the Official Closing Level of the Reference Asset is greater than or equal to the Call Threshold on the Call Observation Date; and /or (ii) an investment with a Minimum Coupon and a return linked to the potential positive performance of the Reference Asset and you believe the Reference Return will be positive or will not decline below the Buffer Percentage of -10.00%.

►     You are willing to make an investment that is exposed to any negative Reference Return of on a 1-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage

►     You understand and accept that your investment may not provide full return of principal.

►     You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

►     You are willing to forgo dividends or other distributions paid to holders of the stocks included in the Reference Asset.

►     You do not seek current income from your investment.

►     You do not seek an investment for which there is an active secondary market.

►     You are willing to hold the Notes to maturity.

►     You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

►     You believe the Reference Return will be (i) less than the Call Threshold on the Call Observation Date; and/or (ii) less than the Buffer Percentage or that the Minimum Coupon and the Reference Return will not be sufficiently positive to provide you with your desired return.

►     You are unwilling to make an investment that is exposed to any negative Reference Return of on a 1-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage.

►     You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis from the Initial Value if the Reference Return is less than the Buffer Percentage.

►     You seek an investment that provides full return of principal.

►     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

►     You prefer to receive the dividends or other distributions paid to holders of the stocks included in the Reference Asset.

►     You seek current income from your investment.

►     You seek an investment for which there will be an active secondary market.

►     You are unable or unwilling to hold the Notes to maturity.

►     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying, prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

►	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

►	“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose a significant portion of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and the Final Value is less than the Buffer Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return declines below -10.00%. If the Reference Return is less than the Buffer Percentage, you will lose some or a significant portion of your investment at maturity.

You may not receive the Call Premium.

The Notes may not be called, and in such a case you will not receive the Call Premium.

The amount payable on the Notes is not linked to the values of the Reference Asset at any time other than the Call Observation Date and the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Level of the Reference Asset on the Call Observation Date and, if the Notes are not automatically called, the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Reference Asset is greater than or equal to the Call Threshold during the term of the Notes other than on the Call Observation Date but then decreases on the Call Observation Date to a value that is less than the Call Threshold, the Call Premium will not be payable for the relevant Coupon Payment Date. Similarly, if the Notes are not automatically called, even if the value of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that reflects a Reference Return that is less than the Buffer Percentage, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Call Observation Date or the Final Valuation Date, the Call Premium will be based solely on the Official Closing Level of the Reference Asset on the Call Observation Date, and the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Risks Relating to the Reference Asset

Changes that affect the Reference Asset may affect the value of the Reference Asset and the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of the Reference Asset concerning additions, deletions and substitutions of the stocks included in the Reference Asset, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the value of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the Reference Asset and the value of and the return on the Notes.

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General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the

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distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in the Reference Asset.

As a holder of the Notes, you will not have any ownership interest in the stocks included in the Reference Asset, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in the Reference Asset.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to the Initial Value. We cannot predict the Final Value of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be the actual Initial Value of the Reference Asset. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity if the Notes are not automatically called on a $1,000 investment in the Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Value:	1,000.00
▶	Call Threshold:	100.00%
▶	Call Premium:	7.00%
▶	Minimum Coupon:	2.80%
▶	Maximum Cap:	None
▶	Upside Participation Rate:	100.00%
▶	Buffer Percentage:	-10.00%

The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of the Reference Asset. The actual Initial Value of the Reference Asset will be determined on the Pricing Date.

Hypothetical Final Value	Hypothetical Reference Return	Hypothetical Payment at Maturity	Minimum Coupon	Hypothetical Return on the Notes
2,000.00	100.00%	$2,028.00	2.80%	102.80%
1,800.00	80.00%	$1,828.00	2.80%	82.80%
1,600.00	60.00%	$1,628.00	2.80%	62.80%
1,400.00	40.00%	$1,428.00	2.80%	42.80%
1,300.00	30.00%	$1,328.00	2.80%	32.80%
1,200.00	20.00%	$1,228.00	2.80%	22.80%
1,150.00	15.00%	$1,178.00	2.80%	17.80%
1,100.00	10.00%	$1,128.00	2.80%	12.80%
1,050.00	5.00%	$1,078.00	2.80%	7.80%
1,020.00	2.00%	$1,048.00	2.80%	4.80%
1,010.00	1.00%	$1,038.00	2.80%	3.80%
1,000.00	0.00%	$1,028.00	2.80%	2.80%
990.00	-1.00%	$1,028.00	2.80%	2.80%
980.00	-2.00%	$1,028.00	2.80%	2.80%
950.00	-5.00%	$1,028.00	2.80%	2.80%
930.00	-7.00%	$1,028.00	2.80%	2.80%
900.00	-10.00%	$1,028.00	2.80%	2.80%
750.00	-25.00%	$878.00	2.80%	-12.20%
700.00	-30.00%	$828.00	2.80%	-17.20%
600.00	-40.00%	$728.00	2.80%	-27.20%
450.00	-55.00%	$578.00	2.80%	-42.20%
200.00	-85.00%	$278.00	2.80%	-72.20%
0.00	-100.00%	$100.00	2.80%	-87.20%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Official Closing Level of the Reference Asset on the Call Observation Date is greater than or equal to the Call Threshold.

Initial Value	Official Closing Level
1,000.00	1,200.00 (120.00% of Initial Value)

Payment Upon a Call:	$1,070.00

Because the Official Closing Level of the Reference Asset on the Call Observation Date is at or above the Call Threshold, the Notes will be called and you will receive $1,070.00 per Note, reflecting the Principal Amount plus the Call Premium, resulting in a 7.00% return on the Notes. No extra payment will be made on account of the Reference Asset closing above the Initial Value.

Example 2: The Notes are not automatically called, the Minimum Coupon is paid on the Coupon Payment Date and the value of the Reference Asset increases from the Initial Value of 1,000.00 to a Final Value of 1,200.00.

Initial Value	Final Value
1,000.00	1,200.00 (120.00% of Initial Value)

Reference Return:	20.00%
Final Settlement Value:	$1,200.00

Because the Reference Return is positive, the Final Settlement Value would be $1,200.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 20.00% × 100.00%)

= $1,200.00

Example 2 shows that you will receive a return equal to the Reference Return multiplied by the Upside Participation Rate of 100.00% when the Reference Return is positive.

When the Minimum Coupon of 2.80% received prior to maturity is added, your total return on the Notes would be 22.80%.

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Example 3: The Notes are not automatically called, the Minimum Coupon is paid on the Coupon Payment Date and the value of the Reference Asset decreases from the Initial Value of 1,000.00 to a Final Value of 950.00.

Initial Value	Final Value
1,000.00	950.00 (95.00% of Initial Value)

Reference Return:	-5.00%
Final Settlement Value:	$1,028.00

Because the Reference Return is less than zero but greater than the Buffer Percentage of -10.00%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

When the Minimum Coupon of 2.80% received prior to maturity is added, your total return on the Notes would be 2.80%.

Example 4: The Notes are not automatically called, Minimum Coupon is paid on the Coupon Payment Date and the value of the Reference Asset decreases from the Initial Value of 1,000.00 to a Final Value of 600.00.

Initial Value	Final Value
1,000.00	600.00 (40.00% of Initial Value)

Reference Return:	-40.00%
Final Settlement Value:	$728.00

Because the Reference Return is less than the Buffer Percentage of -10.00%, the Final Settlement Value would be $728.00 per $1,000 Principal Amount, which amounts to -30.00%, and is calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -40.00% + 10.00%)

= $728.00

When the Minimum Coupon of 2.80% received prior to maturity is added, your total return on the Notes would be -27.20%.

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset if its Reference Return is beyond the Buffer Percentage of -10.00%. You may lose some or a significant portion (up to 85.00%) your investment when accounting for the Minimum Coupon received prior to maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the SPX

The S&P 500® Index (“SPX”) is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy..

For more information about the SPX, see “S&P 500® Index” beginning on page S-55 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing values from November 28, 2013 through November 28, 2023. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

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We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to the Minimum Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Minimum Coupon is unclear. Although the tax treatment of the Minimum Coupon is unclear, we intend to treat the Minimum Coupon as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Minimum Coupon is uncertain, the entire amount of the Minimum Coupon will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are

FWP-16

not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Participation Notes
with Minimum Coupon Linked to
the S&P 500® Index

December 5, 2023

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Description of the Reference Asset	FWP-15
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-16
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-22
The MSCI Indices	S-24
The NASDAQ 100 Index®	S-31
The Nikkei Stock Average	S-34
The NYSE® FANG+™ Index	S-36
The PHLX Housing Sector Index	S-41
The Russell 2000® Index	S-45
The S&P 100® Index	S-48
The S&P 500® Index	S-55
The S&P 500® Low Volatility Index	S-62
The S&P BRIC 40 Index	S-65
The S&P MidCap 400® Index	S-68
The S&P/ASX 200 Index	S-75
The S&P 500® ESG Index	S-78
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58